Exhibit 99.1

News Release

For Immediate Release	August 2, 2005

CARROLLTON BANCORP REPORTS 79% INCREASE IN SECOND

QUARTER NET INCOME AND A

$0.10 QUARTERLY DIVIDEND

BALTIMORE, MARYLAND - Carrollton Bancorp, (NASDAQ: CRRB) the parent company of Carrollton Bank, announced today net income for the second quarter of 2005 of $634,000 ( $0.22 per diluted share) compared to $355,000 ( $0.12  per diluted share) for the second quarter of 2004, a 79% increase.  Net income for the six month period ended June 30, 2005 totaled $1.047 million ($0.37 per diluted share) compared to $662,000 ($0.23 per diluted share) for the prior year period, a 58% increase.

Carrollton Bancorp also announced a quarterly dividend of $0.10 per share, payable September 1, 2005 to shareholders of record on August 12, 2005.

In 2001 Carrollton Bancorp outlined a strategy to focus on commercial lending.  By following this strategy, the Company’s asset base continued to improve with another quarter of double digit commercial loan growth.  Total assets for the period ended June 30, 2005 compared to June 30, 2004 reflect a 10% increase to $336.2 million in total assets due mainly to a 12% or $26.8 million increase in loans.  Commercial loans increased 19% or $26 million over the same period last year. Total deposits increased 17% or $36.3 million to $245.9 million.  During the same period, stockholders’ equity increased $850,000 or 3% to $34.8 million or 10.3% of total assets.

The high quality loan portfolio coupled with a low delinquency rate and charge off rate enabled the Company to maintain its current allowance for loan losses without increasing its provision for 2005.  The Company did not record any provisions for loan losses in the second quarter of 2005 and 2004 as well as for the first six months of 2005 and 2004.  The allowance for loan losses represented 1.51% of outstanding loans at June 30, 2005.

Carrollton Bancorp has seen improvement in its net interest income as evident by the $209,000 or 8% increase when comparing the second quarter of 2005 to 2004.  The increase in net interest income was due mainly to a $28.4 million increase in earning assets, primarily commercial loans.  However, the Company’s net interest margin decreased slightly to 3.63% for the quarter ended June 30, 2005 from 3.73% in the comparable quarter in 2004, primarily because of increased pressure on deposit rates.

Noninterest income continues to be a large contributor to the Company’s profitability.  The majority of the Company’s non-interest income is derived from two sources; the Bank’s Electronic Banking Division and Carrollton Mortgage Services, Inc., (CMSI) a subsidiary of Carrollton Bank. Noninterest income increased 23% or $493,000 to $2.6 million in the second quarter of 2005 compared to the second quarter of 2004.  This increase was due primarily to the Electronic Banking Division’s revenue increasing $161,000 or 14% as a result of additional transactional activity in the areas of point of sale, ATM’s and debit/check cards and a 46% or $231,000 increase in the fees and commissions earned by CMSI.

Noninterest expenses were $4.4 million in the second quarter of 2005 compared to $4.2 million in 2004, an increase of $268,000 or 6%.  The increase was due to the opening of a new branch in the North Bel Air area of Harford County as well as the expansion of the mortgage banking operations of CMSI.  The result was an increase in advertising, salaries, and occupancy expense.  Some of the increases in noninterest expenses were offset by a decrease in employee benefits due to freezing the defined benefit pension plan in 2004 and a decrease in furniture and equipment expense due to the ATM network being fully depreciated in 2004.

Comparing the first six months of 2005 and 2004, net interest income increased by $416,000 or 8% due to increased loan volume, as well as the repricing in the last quarter of 2004 of approximately $31.4 million in high yielding certificates of deposit.  The Company’s net interest margin for the first six months of 2005 compared to 2004 decreased slightly from 3.82% to 3.72%.  This was a result of increased pressure to raise deposit rates during the first six months of 2005.

For the first six months of 2005, noninterest income was $5.0 million compared to $4.2 million for the same period in 2004, an increase of $751,000 or 18%.  The increase was due primarily to an 11% or $255,000 increase in the Electronic Banking Division’s revenue, an increase of 65% or $481,000 in the fees and commissions earned by CMSI, and a 7% or $34,000 increase in service charges, which was partially offset by a 37% or $42,000 decrease in gains on sales of securities.

Noninterest expenses were $8.8 million for the first six months of 2005 compared to $8.3 million for the same period in 2004, a 6% increase.  The increase was due mainly to the same expense growth factors mentioned above.

Mr. Robert A. Altieri, President and Chief Executive Officer said the Company’s goal to become a more commercially oriented lending bank has been achieved.  The Company will continue down this path while maintaining our noninterest income base, reducing expenses, and increasing the Company’s net interest margins by actively managing deposit growth.

Mr. Altieri stated that management and the Board of Directors believe that earnings will continue to improve based on monthly results and economic forecasts.  We believe the direction and approach we are taking for the future is the proven approach for a more profitable commercial bank.

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 11 branch offices in central Maryland and a network of ATMs located in Maryland, Virginia, and West Virginia.  The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions.  Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this release.

A summary of financial information follows.  For additional information, contact James M. Uveges, Chief Financial Officer, (410) 536-7308, or visit the Company’s Internet site at www.carrolltonbank.com.

FINANCIAL HIGHLIGHTS

Carrollton Bancorp

	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004	%Change	2005	2004	%Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Results of Operations
Net interest income	$2,745,183	$2,535,687	8%	$5,464,944	$5,049,027	8%
Provision for loan losses	—	—	—	—	—
Noninterest income	2,649,218	2,155,806	23%	4,977,807	4,226,320	18%
Noninterest expenses	4,435,408	4,167,106	6%	8,802,651	8,338,798	6%
Income taxes	324,661	169,247	92%	593,172	274,437	116%
Net income	634,332	355,140	79%	1,046,928	662,112	58%

Per Share
Net income - diluted	0.22	0.12	83%	0.37	0.23	57%
Cash dividends declared	0.10	0.09	11%	0.20	0.18	11%
Book value	12.20	11.97	2%	12.20	11.97	2%
Common stock closing price	15.00	16.05	-7%	15.00	16.05	-7%

At June 30
Short term investments				$15,217,624	$4,999,541	204%
Investment securities				45,823,640	53,376,793	-14%
Gross loans (net of unearned income) (a)				242,270,785	215,623,145	12%
Earning assets				298,012,023	269,580,085	11%
Total assets				336,229,121	306,094,692	10%
Total deposits				245,886,112	209,585,093	17%
Shareholders’ equity				34,765,758	33,915,877	3%

Common shares outstanding				2,850,298	2,832,733

Average Balances
Short term investments	$26,542,791	$8,115,673	227%	$17,993,887	$12,472,620	44%
Investment securities (b)	40,818,815	57,358,694	-29%	37,970,883	54,075,805	-30%
Gross loans (net of unearned income) (a)	238,931,404	209,841,087	14%	238,327,019	203,031,660	17%
Earning assets	306,293,010	275,315,454	11%	293,287,758	269,580,085	9%
Total assets	338,166,964	304,635,164	11%	329,689,742	302,324,992	9%
Total deposits	247,158,562	214,539,499	15%	238,882,619	209,533,047	14%
Shareholders’ equity	34,449,088	34,075,161	1%	34,370,555	34,116,456	1%

Earnings Ratios
Return on average total assets	0.75%	0.47%		0.64%	0.44%
Return on average shareholders’ equity	7.37%	4.17%		6.09%	3.88%
Net yield on average earning assets	3.63%	3.73%		3.72%	3.82%
Interest rate spread	3.08%	3.28%		3.17%	3.37%

Credit Ratios
Nonperforming assets as a percent of period-end loans and foreclosed real estate				0.93%	0.74%
Allowance to total loans				1.51%	1.75%
Net loan losses to average loans				0.01%	0.02%

Capital Ratios (period end)
Shareholders’ equity to total assets				10.34%	11.08%
Leverage capital				9.29%	10.22%
Tier 1 risk-based capital				11.85%	13.28%
Total risk-based capital				14.49%	15.00%

(a)           Includes loans held for sale

(b)           Excludes market value adjustment on securities available for sale